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Exhibit (a)(4)

SHARE PURCHASE AGREEMENT

        THIS SHARE PURCHASE AGREEMENT ("Share Purchase Agreement") is entered into and made effective this 27th day of January, 2006 ("Effective Date"), by and among Black Rock Acquisition Corp., an Indiana corporation, with its principal place of business at 111 Monument Circle, Suite 4800, Indianapolis, IN 46204 ("Buyer"), and                                                   ("Seller").

RECITALS :

        WHEREAS, Seller owns                                                   common shares of the Obsidian Enterprises, Inc. (the "Shares"); and

        WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell, transfer and assign to Buyer all of the Shares owned by Seller on the terms and conditions set forth in this Share Purchase Agreement.

        NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants, representations, and warranties made herein, the parties agree as follows:

SALE AND PURCHASE OF SHARES

        Sale and Purchase of Shares.    Subject to the terms and conditions of this Share Purchase Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer and assign to Buyer all of the rights, title and interest in and to the Shares, free and clear of all liens, claims and other encumbrances.

        Purchase Price.    Buyer agrees to pay, and Seller agrees to accept                                                   U.S. Dollars(1) as full consideration for the Shares (the "Purchase Price"). The Purchase Price shall be paid by check delivered to the Seller at the address set forth on the signature page of this document.

(1)
The Purchase Price is to be calculated by multiplying the number of Shares being sold by $1.85.

        Delivery of Shares.    If the Seller holds its Shares in registered form, certificates representing the Shares must be mailed StockTrans, Inc. at 44 West Lancaster Avenue, Ardmore, Pennsylvania 19003. The certificates must be appropriately signed by all registered holders, exactly as the name(s) appear on the face of the certificate(s) or must be accompanied by a stock power bearing the appropriate signature(s). In either case, the signature(s) must be guaranteed by a financial institution participating in an officially recognized Medallion Signature Guarantee Program. Additionally, Seller will instruct StockTrans that Seller wishes to transfer all of the Shares to "Black Rock Acquisition Corp." at 111 Monument Circle, Suite 4800, Indianapolis, IN 46204 and that the transfer must be completed on January 27, 2006.

        If Seller holds the Shares in a brokerage account, Seller agrees to contact its broker immediately in order to ascertain the actions that must be taken in order to effect the transfer of the Shares to Buyer on January 27, 2006.

REPRESENTATIONS AND WARRANTIES OF SELLER

        In further consideration of Buyer's purchase of the Shares and to induce the Buyer to execute and perform this Share Purchase Agreement, Seller represents and warrants to Buyer that:

        Validity of Shares.    Seller has good and marketable title to the Shares, free and clear of any and all liens, claims, encumbrances or security interests except for restrictions on transfer provided for under applicable federal and state securities laws, and Seller has the complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver the Shares to Buyer on the terms and conditions set forth herein.

        Authorization.    Seller has all requisite power and authority to enter into this Share Purchase Agreement, to sell the Shares and to carry out and perform its obligations under the terms of this Share Purchase Agreement. This Share Purchase Agreement has been duly authorized, executed and delivered by Seller, and constitutes the legal, valid and binding obligations of Seller, enforceable in accordance with its terms, subject to the effect, if any, of applicable federal and state bankruptcy, reorganization, insolvency, liquidation, readjustment of debt, moratorium or other similar laws generally affecting the enforcement of creditors' rights or remedies and limitations on the availability of certain equitable remedies and the application of usual equitable principles when equitable remedies are sought.

REPRESENTATIONS AND WARRANTIES OF BUYER

        In further consideration of Seller's sale of the Shares and to induce Seller's to execute and perform this Share Purchase Agreement, Buyer represents and warrants to Seller that:

        Authorization.    Buyer has all requisite power and authority to enter into this Share Purchase Agreement, to purchase the Shares and to carry out and perform its obligations under the terms of this Share Purchase Agreement. This Share Purchase Agreement has been duly authorized, executed and delivered by Buyer and constitutes legal, valid and binding obligations of Buyer, enforceable in accordance with its terms, subject to the effect, if any, of applicable federal and state bankruptcy, reorganization, insolvency, liquidation, readjustment of debt, moratorium or other similar laws generally affecting the enforcement of creditors' rights or remedies and limitations on the availability of certain equitable remedies and the application of usual equitable principles when equitable remedies are sought.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the duly authorized and appointed representatives of the parties hereto have executed this Share Purchase Agreement as of the Effective Date. Subject to all other terms and conditions set forth herein, the execution date of this Share Purchase Agreement shall be the latest date set forth below.

BUYER	SELLER
BLACK ROCK ACQUISITION CORP.
By:	By:
Its:	Printed:
Address:

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  Exhibit (a)(4)